Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Victor Vilaplana
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
SOLID THIRD-QUARTER 2013 EARNINGS

SAN DIEGO, Nov. 5, 2013 – Sempra Energy (NYSE: SRE) today reported third-quarter 2013 earnings of $296 million, or $1.19 per diluted share, up from $268 million, or $1.09 per diluted share in the third quarter 2012.

 Sempra Energy’s third-quarter 2012 earnings included a charge of $60 million, or $0.24 per diluted share, related to a write-down on Sempra U.S. Gas & Power’s minority stake in the Rockies Express Pipeline.  On an adjusted basis, third-quarter 2012 earnings were $328 million, or $1.33 per diluted share.

For the first nine months of 2013, Sempra Energy’s earnings were $719 million, or $2.89 per diluted share, compared with $566 million, or $2.31 per diluted share, in the first nine months of 2012.

Nine-month 2013 earnings included $77 million, or $0.31 per diluted share, in earnings recorded in the second quarter from the retroactive impact of the final decision in the California Public Utilities Commission (CPUC) General Rate Case for San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas).  Nine-month 2013 earnings also reflected the impact of a $119 million, or $0.48-per-diluted-share, charge taken in the second quarter related to the closure of the San Onofre Nuclear Generating Station (SONGS). Nine-month 2012 earnings included $239 million, or $0.98 per diluted share, in charges on the write-down related to the Rockies Express Pipeline.

For comparison with 2013 earnings-per-share guidance of $4.30 to $4.60, Sempra Energy’s nine-month earnings -- excluding the charge related to SONGS -- were $838 million, or $3.37 per diluted share, in 2013.

 “During the quarter, we continued to make progress on several of our key infrastructure projects and also entered into new joint ventures consistent with our strategy for our growing renewable energy business,” said Debra L. Reed, chairman and CEO of Sempra Energy.

CALIFORNIA UTILITIES

San Diego Gas & Electric

Earnings for SDG&E in the third quarter 2013 were $129 million, compared with $174 million in the third quarter 2012.  In last year’s third quarter, SDG&E had a $33 million tax benefit from adopting a tax treatment change for deducting certain repairs.  In the third quarter 2013, higher CPUC base operating margin and higher electric transmission margin were largely offset by the lower authorized rate of return for cost of capital and the loss of revenue from SONGS.

For the first nine months of 2013, SDG&E’s earnings were $285 million, compared with $374 million in the first nine months of 2012, primarily due to the impact of the $119 million charge related to SONGS in 2013.

Southern California Gas Co.

Third-quarter earnings for SoCalGas increased to $102 million in 2013 from $71 million in 2012, due primarily to higher CPUC base operating margin and a reduction in the income-tax rate.

For the nine-month period, SoCalGas’ earnings rose to $266 million in 2013 from $190 million in 2012.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the third quarter 2013, Sempra South American Utilities had earnings of $39 million, compared with $40 million in last year’s third quarter.

For the first nine months of 2013, earnings for Sempra South American Utilities were $110 million -- including a loss on the previously announced sale of the company’s Argentine utility interests -- compared with earnings of $118 million in the same period last year.

Sempra Mexico

Sempra Mexico recorded third-quarter earnings of $39 million in 2013, compared with $42 million in 2012.

For the first nine months of 2013, Sempra Mexico had earnings of $96 million, compared with $122 million in the same period in 2012.  Earnings for the most recent quarter and first nine months of 2013 were lower, primarily due to Sempra Energy’s reduced ownership in IEnova, the company’s Mexican operating subsidiary.  In March, Sempra Energy successfully completed an initial public offering for nearly 19 percent of IEnova.

Last month, Mexico’s state-owned oil company, Pemex, announced that its joint venture with IEnova would participate in the development and operation of the 275-mile northern segment of the Los Ramones II natural gas pipeline in Nuevo Leon, Mexico.  Terms of the joint venture’s participation still are being finalized, but the northern segment is expected to be completed in 2015 at a cost of approximately $1 billion.  IEnova’s joint venture with Pemex previously was awarded a contract to develop and operate the 70-mile Los Ramones I natural gas pipeline, which is expected to be completed in the second half of 2014.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Third-quarter earnings for Sempra Renewables increased to $37 million in 2013 from $13 million in 2012, due primarily to $24 million in gains associated with the contribution of assets to 50-50 solar joint ventures with Consolidated Edison Development.  The formation of the joint ventures is consistent with Sempra U.S. Gas & Power’s strategy to project-finance and own 50 percent of its renewable energy facilities.

During the first nine months of 2013, earnings for Sempra Renewables were $56 million compared with $47 million in the same period last year.

Sempra Natural Gas

Sempra Natural Gas posted a third-quarter loss of $7 million in 2013, compared with a loss of $68 million in 2012.  Third-quarter 2012 results reflected a $60 million charge related to the Rockies Express Pipeline.

For the first nine months of 2013, Sempra Natural Gas had earnings of $55 million, compared with a loss of $260 million in 2012, which included $239 million in charges related to the Rockies Express Pipeline.

EARNINGS GUIDANCE

Today, Sempra Energy affirmed that it still expects annual earnings to be within the company’s existing earnings-per-share guidance range for 2013 of $4.30 to $4.60.  The company said that pending Mexican tax reform legislation is expected to reduce 2013 earnings per share by approximately $0.05.  Without the reform, Sempra Energy anticipated full-year results to be near the mid-point of its 2013 earnings guidance range.  The company also is working actively to complete a joint venture for the Energía Sierra Juárez wind project.  If the joint venture is not formed as planned this year, approximately $0.05 per share of earnings would be deferred from 2013.

As stated previously, the current guidance range for 2013 includes the $0.31-per-share benefit for the retroactive impacts from the General Rate Case for SDG&E and SoCalGas, but excludes the $0.48-per-share charge related to the announced closure of SONGS.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for Sempra Energy include:  third-quarter 2012 adjusted earnings; nine-month 2013 earnings, excluding the charge related to SONGS; and 2013 earnings-per-share guidance.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the third-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 8281617.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2012 revenues of approximately $10 billion.  The Sempra Energy companies’ nearly 17,000 employees serve more than 31 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “plans,” ”estimates,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” ”may,” “would,” ”could,” “should,” “potential,” “target,” “pursue,” “goals,” “outlook,” “project,” “maintain,” “depends,” “pursue” or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company operates; capital market conditions, including the availability of credit and the liquidity of investments; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; inflation, interest and exchange rates; the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on the California utilities’ cost of capital; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions, equipment failure and the decommissioning of SONGS; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight; risks posed by decisions and actions of third parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cybersecurity threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of SDG&E’s electric transmission and distribution system due to increased power supply from renewable energy sources; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through our electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  The company cautions not to unduly rely on these forward-looking statements. These risks and uncertainties are further discussed in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC and Sempra U.S. Gas & Power, LLC are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2013	2012	2013	2012
	(unaudited)
REVENUES
Utilities	$ 2,223	$ 2,170	$ 6,889	$ 6,099
Energy-related businesses	328	337	963	880
Total revenues	2,551	2,507	7,852	6,979
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(261)	(212)	(1,182)	(864)
Cost of electric fuel and purchased power	(537)	(515)	(1,461)	(1,252)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(120)	(136)	(325)	(346)
Other cost of sales	(47)	(43)	(144)	(117)
Operation and maintenance	(698)	(732)	(2,162)	(2,130)
Depreciation and amortization	(286)	(280)	(828)	(803)
Franchise fees and other taxes	(96)	(89)	(283)	(264)
Loss from plant closure	-	-	(200)	-
Gain on sale of assets	39	-	113	7
Equity earnings (losses), before income tax	3	(94)	21	(375)
Other income, net	16	44	79	137
Interest income	5	5	15	14
Interest expense	(137)	(126)	(413)	(352)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	432	329	1,082	634
Income tax expense	(117)	(49)	(327)	(48)
Equity earnings, net of income tax	8	10	13	29
Net income	323	290	768	615
Earnings attributable to noncontrolling interests	(22)	(20)	(41)	(44)
Call premium on preferred stock of subsidiary	(3)	-	(3)	-
Preferred dividends of subsidiaries	(2)	(2)	(5)	(5)
Earnings	$ 296	$ 268	$ 719	$ 566

Basic earnings per common share	$ 1.21	$ 1.11	$ 2.95	$ 2.35
Weighted-average number of shares outstanding, basic (thousands)	244,140	241,689	243,682	241,133

Diluted earnings per common share	$ 1.19	$ 1.09	$ 2.89	$ 2.31
Weighted-average number of shares outstanding, diluted (thousands)	249,259	245,802	248,723	245,013

Dividends declared per share of common stock	$ 0.63	$ 0.60	$ 1.89	$ 1.80

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING LOSS FROM PLANT CLOSURE AND
RETROACTIVE IMPACTS OF 2012 GENERAL RATE CASE (GRC) IN 2013, AND IMPAIRMENT CHARGES IN 2012 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share excluding 1) in the nine months ended September 30, 2013, a $119 million loss from plant closure resulting from the early retirement of the San Onofre Nuclear Generating Station (SONGS) and $77 million retroactive impact of the 2012 GRC for the full-year 2012 and 2) in the third quarter and the first nine months of 2012, impairment charges of $60 million and $239 million, respectively, on our investment in Rockies Express Pipeline LLC are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2013 to 2012 and to future periods, and also as a base for projection of future compounded annual growth rate. Our 2013 guidance of $4.30 to $4.60 per diluted share also excludes the $119 million loss from plant closure, or $0.48 per diluted share based on forecasted weighted-average diluted shares outstanding for the year 2013. Management believes that excluding the impact of the loss from plant closure from current year guidance provides a more meaningful measure of Sempra Energy's expected financial performance in 2013 in comparison to previously issued guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2013	2012	2013	2012
Sempra Energy GAAP Earnings	$ 296	$ 268	$ 719	$ 566
Add: Impairment charges in 2012	-	60	-	239
Add: Loss from plant closure	-	-	119	-
Less: Retroactive impact of 2012 GRC for full-year 2012	-	-	(77)	-
Sempra Energy Adjusted Earnings	$ 296	$ 328	$ 761	$ 805

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.19	$ 1.09	$ 2.89	$ 2.31
Sempra Energy Adjusted Earnings	$ 1.19	$ 1.33	$ 3.06	$ 3.29
Weighted-average number of shares outstanding, diluted (thousands)	249,259	245,802	248,723	245,013

San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas)

RECONCILIATION OF SDG&E AND SOCALGAS GAAP EARNINGS TO ADJUSTED EARNINGS EXCLUDING LOSS FROM PLANT CLOSURE AT SDG&E AND
RETROACTIVE IMPACTS OF 2012 GRC AT BOTH SDG&E AND SOCALGAS IN 2013 (Unaudited)

SDG&E Adjusted Earnings excluding a $119 million loss from plant closure resulting from the early retirement of SONGS and $52 million retroactive impact of the 2012 GRC for the full-year 2012 in the nine months ended September 30, 2013 are non-GAAP financial measures. SoCalGas Adjusted Earnings excluding $25 million retroactive impact of the 2012 GRC for the full-year 2012 in the nine months ended September 30, 2013 are non-GAAP financial measures. Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of SDG&E's and SoCalGas' business operations from 2013 to 2012 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to SDG&E Earnings and SoCalGas Earnings, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2013	2012	2013	2012
SDG&E GAAP Earnings	$ 129	$ 174	$ 285	$ 374
Add: Loss from plant closure	-	-	119	-
Less: Retroactive impact of 2012 GRC for full-year 2012	-	-	(52)	-
SDG&E Adjusted Earnings	$ 129	$ 174	$ 352	$ 374

SoCalGas GAAP Earnings	$ 102	$ 71	$ 266	$ 190
Less: Retroactive impact of 2012 GRC for full-year 2012	-	-	(25)	-
SoCalGas Adjusted Earnings	$ 102	$ 71	$ 241	$ 190

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in millions)	2013	2012(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 1,061	$ 475
Restricted cash	28	46
Accounts receivable	1,176	1,299
Income taxes receivable	132	56
Deferred income taxes	119	148
Inventories	463	408
Regulatory balancing accounts – undercollected	346	395
Regulatory assets	100	62
Fixed-price contracts and other derivatives	76	95
U.S. Treasury grants receivable	-	258
Asset held for sale, power plant	-	296
Other	211	157
Total current assets	3,712	3,695

Investments and other assets:
Restricted cash	21	22
Regulatory assets arising from pension and other postretirement benefit obligations	1,173	1,151
Regulatory assets arising from wildfire litigation costs	339	364
Other regulatory assets	1,947	1,227
Nuclear decommissioning trusts	981	908
Investments	1,564	1,516
Goodwill	1,045	1,111
Other intangible assets	428	436
Sundry	928	878
Total investments and other assets	8,426	7,613
Property, plant and equipment, net	24,763	25,191
Total assets	$ 36,901	$ 36,499

Liabilities and Equity
Current liabilities:
Short-term debt	$ 522	$ 546
Accounts payable	990	1,110
Dividends and interest payable	314	266
Accrued compensation and benefits	286	337
Regulatory balancing accounts – overcollected	82	141
Current portion of long-term debt	1,441	725
Fixed-price contracts and other derivatives	64	77
Customer deposits	155	143
Reserve for wildfire litigation	127	305
Other	549	608
Total current liabilities	4,530	4,258
Long-term debt	10,478	11,621

Deferred credits and other liabilities:
Customer advances for construction	145	144
Pension and other postretirement benefit obligations, net of plan assets	1,472	1,456
Deferred income taxes	2,543	2,100
Deferred investment tax credits	43	46
Regulatory liabilities arising from removal obligations	2,541	2,720
Asset retirement obligations	2,111	2,033
Fixed-price contracts and other derivatives	239	252
Deferred credits and other	1,045	1,107
Total deferred credits and other liabilities	10,139	9,858
Contingently redeemable preferred stock of subsidiary	-	79
Equity:
Total Sempra Energy shareholders’ equity	10,909	10,282
Preferred stock of subsidiary	20	20
Other noncontrolling interests	825	381
Total equity	11,754	10,683
Total liabilities and equity	$ 36,901	$ 36,499

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2013	2012
	(unaudited)
Cash Flows from Operating Activities
Net income	$768	$615
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	828	803
Deferred income taxes and investment tax credits	327	(45)
Gain on sale of assets	(113)	(7)
Loss from plant closure	200	―
Equity (earnings) losses	(34)	346
Fixed-price contracts and other derivatives	(25)	1
Other	23	(1)
Net change in other working capital components	(454)	(373)
Changes in other assets	(203)	202
Changes in other liabilities	13	147
Net cash provided by operating activities	1,330	1,688

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,785)	(2,241)
Expenditures for investments and acquisition of businesses, net of cash acquired	(21)	(359)
Proceeds from sale of assets and investment	566	9
Proceeds from U.S. Treasury grants	238	―
Distributions from investments	141	43
Purchases of nuclear decommissioning and other trust assets	(514)	(534)
Proceeds from sales by nuclear decommissioning and other trusts	510	534
Decrease in restricted cash	285	89
Increase in restricted cash	(311)	(105)
Other	(10)	(12)
Net cash used in investing activities	(901)	(2,576)

Cash Flows from Financing Activities
Common dividends paid	(452)	(405)
Preferred dividends paid by subsidiaries	(5)	(5)
Issuances of common stock	57	50
Repurchases of common stock	(45)	(16)
Issuances of debt (maturities greater than 90 days)	1,404	2,294
Payments on debt (maturities greater than 90 days)	(1,444)	(563)
Proceeds from sale of noncontrolling interests, net of $25 in offering costs	574	―
Increase (decrease) in short-term debt, net	81	(142)
Distributions to noncontrolling interests	(28)	(36)
Other	15	(20)
Net cash provided by financing activities	157	1,157

Effect of exchange rate changes on cash and cash equivalents	―	9

Increase in cash and cash equivalents	586	278
Cash and cash equivalents, January 1	475	252
Cash and cash equivalents, September 30	$1,061	$530

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2013	2012	2013	2012
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 129	$ 174	$ 285	$ 374
Southern California Gas	102	71	266	190
Sempra International:
Sempra South American Utilities	39	40	110	118
Sempra Mexico	39	42	96	122
Sempra U.S. Gas & Power:
Sempra Renewables	37	13	56	47
Sempra Natural Gas	(7)	(68)	55	(260)
Parent and other	(43)	(4)	(149)	(25)
Earnings	$ 296	$ 268	$ 719	$ 566

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2013	2012	2013	2012
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 233	$ 269	$ 679	$ 998
Southern California Gas	181	146	521	462
Sempra International:
Sempra South American Utilities	54	58	120	117
Sempra Mexico	119	4	280	13
Sempra U.S. Gas & Power:
Sempra Renewables	69	267	135	861
Sempra Natural Gas	14	32	69	144
Parent and other	1	4	2	5
Consolidated Capital Expenditures and Investments	$ 671	$ 780	$ 1,806	$ 2,600

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2013	2012	2013	2012

California Utilities - SDG&E and SoCalGas
Gas Sales (bcf)(1)	62	61	276	278
Transportation (bcf)(1)	197	210	527	555
Total Deliveries (bcf)(1)	259	271	803	833
Total Gas Customers (Thousands)			6,699	6,672

Electric Sales (Millions of kWhs)(1)	4,489	4,490	12,305	12,406
Direct Access (Millions of kWhs)	1,087	901	2,681	2,473
Total Deliveries (Millions of kWhs)(1)	5,576	5,391	14,986	14,879
Total Electric Customers (Thousands)			1,407	1,399

Other Utilities
Natural Gas Sales (bcf)
Mexico	6	5	18	17
Mobile Gas	8	11	29	33
Willmut Gas(2)	-	-	2	1
Natural Gas Customers (Thousands)
Mexico			97	92
Mobile Gas			87	88
Willmut Gas(2)			19	19
Electric Sales (Millions of kWhs)
Peru	1,733	1,637	5,221	4,996
Chile	677	632	2,127	2,015
Electric Customers (Thousands)
Peru			986	949
Chile			636	620

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	1,122	1,139	2,902	3,111

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	461	241	1,842	767
Sempra Natural Gas(4)	1,140	2,002	3,067	5,401

(1) Includes intercompany sales.
(2) Acquired in May 2012.

(3) Includes 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.

(4) Sempra Natural Gas sold one 625-megawatt (MW) block of its 1,250-MW Mesquite Power natural gas-fired power plant in February 2013.